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Exhibit 10.54

SEPARATION AGREEMENT AND RELEASE

        This Separation Agreement and Release (the "Agreement") is made by and between Sanmina-SCI, a California corporation (the "Company"), and Rick R. Ackel ("Employee") dated as of January 20, 2004.

RECITALS

        A.    Employee is an employee of the Company, serving as Executive Vice President and Chief Financial Officer.

        B.    The Company and Employee are parties to an Employment Agreement dated June 2, 2000. (the "Employment Agreement").

        NOW THEREFORE, in consideration of the mutual promises made herein, the Company and Employee (each, a "Party" and collectively, the "Parties") hereby agree as follows:

        1.     Separation.    The Parties agree that Employee's employment from his position as Executive Vice President and Chief Financial Officer of the Company and any subsidiaries of the Company will cease as of February 6, 2004("Separation Date"). Employee shall have no further duties or responsibilities related to those positions after the Separation Date. Employee will continue to be available to provide financial consultation to the Chief Executive Officer, upon reasonable notice to the Employee, until June 30, 2005 ("Termination Date"). Employee agrees to be available, at the Company's request, in the Company's executive offices through February 15, 2004 to assist with transition matters and also agrees to execute the Company's report on Form 10-K for the quarter ended December 27, 2003, and the related certifications required by the Sarbanes-Oxley Act of 2002 as the Company's Chief Financial Officer.

        2.     Severance Pay.    The Company hereby agrees to pay Employee the following as severance: Seventeen (17) months at his current base salary of Three Hundred Seventy Five Thousand Dollars ($375,000.00), or a total of Five Hundred Thirty One Thousand Two Hundred Fifty Dollars ($531,250.00), less applicable withholding, payable in equal installments in accordance with the Company's regular payroll practices during the 17 month period following the Separation Date and ending on the Termination Date. The first payment will be made on the first regular payroll date following the Separation Date.

        3.     Vesting of Stock and Options.    Employee currently has been granted options in accordance with the attached option schedule. The options on the attached schedule will continue to vest in accordance with Stock Option Agreement(s) during the 17 months following the Separation Date including and through the Termination Date. Employee's status as a "Service Provider" (as defined in the Stock Option Agreement(s)) shall be deemed to have continued without interruption during this period for the purposes of this section. In the event of Employee's death or disability during the 17 months following the Separation Date and through the Termination Date, Employee's Stock Option Agreements shall be treated in accordance with the provisions regarding death and disability, as the case may be, set forth in the stock option plan(s) applicable to each such Stock Option Agreement(s).

        4.     "Gross Up Payment."    In recognition of Employee's change in employment status, the Company and Employee agree in lieu of the "gross up payment" under Section 4(b) of the Employment Agreement, Company will calculate and make a cash compensation payment to Employee as follows: In the event that the value of Employee's Total Compensation (defined below) paid to or received by Employee as a result of employment with Company is not at least $6.5 million, the Company will pay the sum of $6.5 million less Employee's Total Compensation. In consideration for other terms and conditions of this Separation Agreement and Release, Employee has agreed to defer this calculation to June 30, 2005 with any payment in cash compensation due and payable to Employee no later than July 15, 2005.

          (a)   "Total Compensation."    Total Compensation, for purposes of this agreement, shall equal all cash compensation paid to Employee by Sanmina (consisting of salary and bonus) before deduction for income, FICA and other withholding taxes plus the sum of (x) the value realized by Employee upon the sale of shares of Sanmina Common Stock issued to Employee upon exercise of stock options or stock purchase rights, less any purchase price paid by Employee, and (y) the value of all of Employee's vested and unsold shares of Sanmina Common Stock, and all vested Sanmina stock options not exercised and then held by Employee. The value of all of Employee's vested and unsold shares of Sanmina Common Stock and all vested Sanmina stock options not exercised and then held by Employee shall be determined by multiplying the number of shares of Sanmina vested and unsold Common Stock and vested Sanmina stock options not exercised and then held by Employee by the closing sale price of Sanmina Common Stock on the Nasdaq National Market on June 30, 2005 and then subtracting the aggregate stock purchase price and/or option exercise price for such shares and options, as the case may be.

        5.     Employee Benefits.    Employee's current benefits will continue during the period beginning on the Separation Date and through Termination Date under the same terms as such benefits are made available to other United States Corporate Executive Vice Presidents or equivalents of the Company, except that Employee shall not be entitled to participate in the Company's 401(k) Plan or Employee Stock Purchase Plan and Employee will not be entitled to accrue amounts for vacation or sick leave (as Employee's cash payments through the Termination Date are fixed by Section 2 of this Agreement). Should Employee choose not to continue said benefits during this time period, Employee shall notify the Senior Vice President of Global Human Resources, in writing, that Employee desires any such coverage to cease.

        6.     Survivorship of Benefits Under This Agreement.    In the event that Employee dies before the payment date of July 15, 2005, all benefits under this agreement, including Salary Continuation, Vesting of Stock and Options, "Gross Up" Payment and Employee Benefits, shall be payable to the order of the Employee's estate.

        7.     Confidential Information.    Employee shall continue to maintain the confidentiality of all confidential and proprietary information of the Company and shall continue to comply with the terms and conditions of the Sanmina Proprietary Information Agreement between Employee and the Company (the "Confidentiality Agreement"). Employee shall return all the Company confidential property and confidential and proprietary information in his possession to the Company on the Effective Date of this Agreement.

        8.     Non-Competition.    Employee agrees that he will not accept employment as an employee for a period up to and including June 30, 2005, with the following companies whom the parties agree are competitors with Company: Celestica, Inc., Flextronics, Solectron Corporation, Jabil Circuit, or any other company or business that derives more than $1.0 billion (based on such company's or business' results of operations for its most recently completed fiscal year) from the provison of electronics manufacturing services and/or original design manufacturing services without written authorization from the Chief Executive Officer or Chief Operating Officer of the Company. Employee is free to accept employment with any other company with no effect on this agreement.

        9.     Release of Claims.    Employee agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Employee by the Company under this Agreement and the Employment Agreement. Employee hereby fully and forever releases the Company and the Company's officers, directors, employees, investors, stockholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations, and assigns (the "Releasees"), from, and agree not to sue or otherwise initiate legal or dispute resolution proceedings against the Releasees concerning, any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that the Employee may possess arising from any omissions, acts or facts that have occurred up until and including the Effective Date of this Agreement. The claims released include, but are not limited to,

          (a)   any and all claims relating to or arising from Employee's employment relationship with the Company and the termination of that relationship;

          (b)   any and all claims relating to, or arising from, Employee's right to purchase, or actual purchase of shares of stock of the Company whether pursuant to stock options or otherwise, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

          (c)   any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; disparaging statements; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and workers compensation and disability;

          (d)   any and all claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967 (the "ADEA"), the Americans with Disabilities Act of 1990, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, The Worker Adjustment and Retraining Notification Act, Older Workers Benefit Protection Act; the Family and Medical Leave Act; the California Family Rights Act; the California Fair Employment and Housing Act, and the California Labor Code, including, but not limited to, California Labor Code Sections 1400 - 1408;

          (e)   any and all claims for violation of the federal, or any state, constitution;

          (f)    any and all claims arising out of any other laws and regulations relating to employment or employment discrimination; and

          (g)   any and all claims for attorneys' fees and costs.

Employee agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations incurred under this Agreement.

        10.   Acknowledgment of Waiver of Claims under ADEA.    Employee acknowledges that he is waiving and releasing any rights he may have under the ADEA and that this waiver and release is knowing and voluntary. Employee and the Company agree that this waiver and release does not apply to any rights or claims that may arise under ADEA after the effective date of this Agreement. Employee acknowledges that the consideration given for this waiver and release Agreement is in addition to anything of value to which Employee was already entitled. Employee further acknowledges that he has been advised by this writing that (a) he should consult with an attorney prior to executing this Agreement; (b) he has at least twenty-one (21) days within which to consider this Agreement; (c) he has at least seven (7) days following the execution of this Agreement by the parties to revoke the Agreement; and (d) this Agreement shall not be effective until the revocation period has expired.

        11.   Civil Code Section 1542.    The Parties represent that they are not aware of any claim they have against each other, other than the claims that are released by this Agreement. The Parties acknowledge that they have been advised by legal counsel and are familiar with the provisions of California Civil Code Section 1542, which provides as follows:

  A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

        The Parties, being aware of said code section, agree to expressly waive any rights they may have thereunder, as well as under any other statutory or common law principles of similar effect.

        12.   Assumption of Risk.    The Parties hereby agree to accept and assume the risk that any fact with respect to any matter covered by this Agreement may hereafter be found to be other than or different from the facts each believes at the time of this Agreement to be true, and agree that this Agreement shall be and will remain effective notwithstanding any such difference in fact.

        13.   No Pending or Future Lawsuits.    Each Party represent that it/he has no lawsuits, claims, or actions pending in its/his name, or on behalf of any other person or entity, against the other Party or any other person or entity referred to herein. Each Party also represents that it/he does not intend to bring any claims on its/his own behalf or on behalf of any other person or entity against the other Party or any other person or entity referred to herein. Employee further agrees to waive any right to re-employment with the Company and agrees that he will not apply for future employment with the Company.

        14.   Confidentiality of Agreement.    The Parties hereto each agree to maintain in confidence the existence of this Agreement, the contents and terms of this Agreement and the consideration for this Agreement (hereinafter collectively referred to as "Settlement Information"). Each Party hereto agrees to take every reasonable precaution to prevent disclosure of any Settlement Information to third parties, and each agrees that there will be no publicity, directly or indirectly, concerning any Settlement Information. The Parties hereto agree to take every precaution to disclose Settlement Information only to those employees, officers, directors, attorneys, accountants, governmental entities, and family members who have a reasonable need to know of such Settlement Information.

        15.   No Cooperation.    The Parties agree that they will not counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against the other Party to this Agreement and/or any officer, director, employee, agent, representative, stockholder or attorney of the other Party, unless under a subpoena or other court order to do so.

        16.   Nondisclosure Agreement by Employer.    Employer agrees that it will make no disclosures concerning the Employee's employment or other information regarding the Employee except for confirming employment, job title, dates of service, and rate of pay, plus additional information as, and only as, required pursuant to subpoena or otherwise required by law. Employer agrees that all inquiries regarding Employee's employment shall be responded to by the Director of Human Resources or the Chief Executive Officer as set forth in Attachment "A."

        17.   Non-Disparagement.    The Parties agree to refrain from any defamation, libel or slander of each other, or tortious interference with the contracts and relationships of each other.

        18.   No Admission of Liability.    The Parties understand and acknowledge that this Agreement constitutes a compromise and settlement of disputed claims. No action taken by the Parties hereto, or either of them, either previously or in connection with this Agreement shall be deemed or construed to be (a) an admission of the truth or falsity of any claims heretofore made or (b) an acknowledgment or admission by either party of any fault or liability whatsoever to the other party or to any third party.

        19.   Arbitration.

          (a)   The Parties agree that any and all disputes arising out of, relating to, or in connection with this Agreement, the interpretation, validity, construction, performance, breach, or termination hereof or any of the matters herein released, shall be subject to binding arbitration in Santa Clara County, California in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association (the "Rules"). The Parties agree that the prevailing party in any arbitration shall be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award. The Parties agree that the Employer in any arbitration shall be responsible for all Employee's attorney's fees and costs.

          (b)   EMPLOYEE HAS READ AND UNDERSTANDS THIS SECTION 18, WHICH DISCUSSES ARBITRATION. EMPLOYEE UNDERSTANDS THAT BY SIGNING THIS AGREEMENT, EMPLOYEE AGREES TO SUBMIT ANY CLAIMS ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT, THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE, BREACH OR TERMINATION THEREOF, OR ANY OF THE MATTERS HEREIN TO BINDING ARBITRATION, AND THAT THIS ARBITRATION CLAUSE CONSTITUTES A WAIVER OF EMPLOYEE'S RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO ALL ASPECTS OF THIS SEVERANCE AGREEMENT AND RELEASE OF ALL CLAIMS.

        20.   Authority.    The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement. Employee represents and warrants that he has the capacity to act on his own behalf and on behalf of all who might claim through him to bind them to the terms and conditions of this Agreement. Each Party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

        21.   Successors and Assigns.    Any references to Sanmina or to the Company shall be interpreted to include a reference to any successor or resultant company in the event of a merger or acquisition or sale of substantially all of Sanmina's assets. Any such successor or resultant company shall be and remain liable for all of Sanmina's responsibilities and obligations hereunder.

        22.   No Representations.    Each party represents that it has had the opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. Neither party has relied upon any representations or statements made by the other party hereto which are not specifically set forth in this Agreement.

        23.   Severability.    In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.

        24.   Entire Agreement.    This Agreement, along with the Confidentiality Agreement, represents the entire agreement and understanding between the Company and Employee concerning Employee's employment with, and separation from the Company, and supersedes and replaces any and all prior agreements and understandings concerning Employee's relationship with the Company and his compensation by the Company. This Agreement supersedes in its entirety the Employment Agreement which shall be of no further force or effect. The Executive Officer and Director Indemnification Agreement between the Company and the Employee shall not be affected or modified by this Agreement.

        25.   No Oral Modification.    This Agreement may only be amended in writing signed by Employee and the President or Chief Executive Officer of the Company following approval of such amendment by the Company's Board of Directors or the Compensation Committee thereof.

        26.   Governing Law.    This Agreement shall be governed by the internal substantive laws, but not the choice of law rules of the State of California.

        27.   Effective Date.    The terms and provisions of this Agreement shall be effective on the Eighth (8th) day following execution by Employee.

        28.   Counterparts.    This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

        28.   Voluntary Execution of Agreement.    This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the Parties hereto, with the full intent of releasing all claims. The Parties acknowledge that:

          (a)   They have read this Agreement;

          (b)   They have been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of their own choice or that they have voluntarily declined to seek such counsel;

          (c)   They understand the terms and consequences of this Agreement and of the releases it contains;

          (d)   They are fully aware of the legal and binding effect of this Agreement.

        IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

SANMINA-SCI CORPORATION
Dated: January 20, 2004	By:	/s/ JURE SOLA
	Title:	CEO
EMPLOYEE
Dated: January 20, 2004	/s/ RICK R. ACKEL Rick R. Ackel

ATTACHMENT A

        During the time period from June XX, 2000 through Mr. Ackel's departure, Mr. Ackel maintained employment with Sanmina-SCI as Executive Vice President & Chief Financial Officer where he performed his duties well and consistent with his position. Mr. Ackel left the company to pursue other opportunities. [to be reviewed further]

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  Exhibit 10.54
SEPARATION AGREEMENT AND RELEASE
ATTACHMENT A